May 13, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read the statements made by Original Source Music, Inc. (the "Company") in Item 4.01 of the Company's Current Report on Form 8-K dated May 13, 2019 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

Lo and Kwong C.P.A. Company Limited
Lo and Kwong C.P.A. Company Limited
Certified Public Accountants